Exhibit 99.3

Isle of Capri Casinos, Inc. Commences Tender Offer and Consent Solicitation for Outstanding 7% Senior Subordinated Notes due 2014

St. Louis, Mo., July 24, 2012 - Isle of Capri Casinos, Inc. (Nasdaq: ISLE) (the “Company”) announced today that it has commenced a cash tender offer (the “Tender Offer”) for any and all of its outstanding 7% Senior Subordinated Notes due 2014 (the “2014 Notes”). The Tender Offer is being conducted upon the terms and conditions set forth in an Offer to Purchase and Consent Solicitation Statement dated July 24, 2012 (“Offer to Purchase”) and the related letter of transmittal. In conjunction with the Tender Offer, the Company is soliciting consents from holders of the 2014 Notes to eliminate most of the restrictive covenants and events of default in the related indenture (the “Consent Solicitation”).

The Tender Offer and Consent Solicitation will expire at 12:01 a.m., New York City time, on August 21, 2012 (the “Expiration Time”), unless extended or earlier terminated by the Company. The Company reserves the right to terminate, withdraw or amend the Tender Offer and Consent Solicitation at any time, subject to applicable law.

Certain information regarding the 2014 Notes and the terms of the Tender Offer and Consent Solicitation is summarized in the table below.

Title of Security	CUSIP and ISIN Numbers	Principal Amount Outstanding	Tender Offer Consideration(1)	Consent Payment(1)	Total Consideration(1)
7% Senior Subordinated Notes due 2014	464592AG9 US464592AG95	$357,275,000	$983	$20	$1,003

(1) Per $1,000 principal amount of 2014 Notes and excluding accrued and unpaid interest, which will be paid in addition to the Total Consideration or the Tender Offer Consideration, as applicable.

Holders who validly tender 2014 Notes on or prior to 5:00 p.m., New York City time, on August 6, 2012 (as may be extended or earlier terminated, the “Consent Expiration Time”), will be eligible to receive $1,003 per $1,000 principal amount of 2014 Notes tendered (the “Total Consideration”), which includes a consent payment of $20 (the “Consent Payment”) and the tender offer consideration of $983 (the “Tender Offer Consideration”), on the initial settlement date, which will occur promptly following the Consent Expiration Time and is expected to be August 7, 2012. Holders who validly tender 2014 Notes after the Consent Expiration Time and prior to the Expiration Time, will be eligible to receive the Tender Offer Consideration, but not the Consent Payment, on the final settlement date, which will occur promptly following the Expiration Time and is expected to be August 22, 2012.

Tenders of 2014 Notes may be withdrawn at any time on or prior to 5:00 p.m., New York City time, on August 6, 2012 (as may be extended or earlier terminated, the “Withdrawal Deadline”) but not thereafter, except as may be required by law.

The Company’s obligation to accept for purchase, and to pay for, 2014 Notes validly tendered and not validly withdrawn is subject to the satisfaction or waiver of certain conditions described in the Offer to Purchase, including the Company having funds sufficient to pay the Total Consideration with respect to all outstanding 2014 Notes. The Company intends to finance the purchase of the 2014 Notes in the Tender Offer and Consent Solicitation using the proceeds from one or more debt financing transactions, including the proposed issuance of $350 million aggregate principal amount of senior subordinated notes, also announced today. If any 2014 Notes remain outstanding after the consummation of the Tender Offer and Consent Solicitation, the Company expects to redeem such 2014 Notes in accordance with the terms and conditions set forth in the related indenture.

The Company has retained Credit Suisse Securities (USA) LLC to serve as dealer manager and solicitation agent, and D. F. King & Co., Inc. to serve as tender agent and information agent, for the Tender Offer and Consent Solicitation. Requests for the Offer to Purchase and other related materials may be directed to D. F. King & Co., Inc. at (800) 431-9643 or at 48 Wall Street, 22nd Floor, New York, New York 10005 or, if requested by a bank or broker, by calling (212) 269-5550 collect. Questions regarding the Tender Offer and Consent Solicitation may be directed to Credit Suisse Securities (USA) LLC, Attn: Liability Management Group at (800) 820-1653 or by calling (212) 538-2147 collect.

This press release shall not constitute an offer to purchase, or the solicitation of an offer to sell, nor shall there be any offer or sale of, any security in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The Tender Offer and Consent Solicitation are being made solely pursuant to the Offer to Purchase and the Letter of Transmittal. None of the Company, Credit Suisse Securities (USA) LLC, or D. F. King & Co., Inc., makes any recommendation that the holders should tender or refrain from tendering all or any portion of the principal amount of their 2014 Notes pursuant to the Tender Offer and Consent Solicitation. Holders must make their own decision as to whether to tender their 2014 Notes.

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About Isle of Capri Casinos, Inc.

Isle of Capri Casinos, Inc. is a leading regional gaming and entertainment company dedicated to providing guests with exceptional experience at each of the 15 casino properties that it owns and operates, primarily under the Isle and Lady Luck brands.  The Company currently owns and operates gaming and entertainment facilities in Mississippi, Louisiana, Iowa, Missouri, Colorado and Florida. The Company is also currently developing a new facility in Cape Girardeau, Missouri and has been licensed to develop a new facility with Nemacolin Woodlands Resort in Western Pennsylvania. More information is available at the Company’s website, www.islecorp.com.

Forward-Looking Statements

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively, by various factors, including, without limitation, licensing and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the Company’s financial condition, results of operations and expansion projects is included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.

Contacts
For Isle of Capri Casinos, Inc.,
Dale R. Black, Chief Financial Officer-314.813.9327

Jill Alexander, Senior Director Corporate Communication-314.813.9368

SOURCE Isle of Capri Casinos, Inc.